Exhibit 99.1

PRA Group Provides Update on May Cash Collections and Portfolio Purchases

The Company Will Present at the William Blair 40th Annual Growth Stock Conference on June 10th

NORFOLK, Va., June 9, 2020 -- PRA Group (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, provided an update on cash collections for the month of May and portfolio purchasing.

Cash collections highlights for the month of May include:

•	Global cash collections were 6% ahead, or 8% ahead on a currency adjusted basis, of May 2019 and 27% ahead of the COVID adjusted expected cash collections.

•	In the U.S., cash collections were 15% ahead of the original expected collections and 36% ahead of the COVID adjusted expected collections.

•	In Europe, cash collections were 5% behind of the original expected collections and 7% ahead of the COVID adjusted expected collections.

Cash collections highlights for the first two months of the second quarter of 2020 include:

•	Global cash collections were 2% ahead, or 5% ahead on a currency adjusted basis, of the same period in 2019 and 24% ahead of the COVID adjusted expected cash collections.

•	In the U.S., cash collections were 11% ahead of the original expected collections and 32% ahead of the COVID adjusted expected collections.

•	In Europe, cash collections were 6% behind of the original expected collections and 6% ahead of the COVID adjusted expected collections.

Portfolio purchasing highlights for the first two months of the second quarter of 2020 include:

•	Global portfolio purchases were $100.3 million with investment of $86.5 million in the Americas and $13.8 million in Europe.

•	For comparison, global portfolio purchases were $289.1 million for the full quarter ended June 30, 2019, with $148.1 million in the Americas and $141.1 million in Europe.

•	As anticipated, portfolio purchases have been slower during the first two months of the quarter, particularly in Europe where nonperforming loan sale processes were largely paused.

“While we normally do not disclose cash collections or portfolio purchasing between quarters, we believed it was important to provide an update during these unprecedented times. The trends we observed in April have continued through the month of May,” said Kevin Stevenson, president and chief executive officer of PRA Group Inc. “We continue to monitor our performance as we prepare to set future cash collections expectations after the close of the quarter. In particular, we are watching for an acceleration of collections in the quarter from the second half of the year and early next year, in which case, we would anticipate some offsetting reductions to future cash collections to adjust for the shift in timing. Additionally, we are monitoring the reopening of the countries in which we operate and the corresponding government programs. While no one will be able to predict the ultimate impact of this pandemic, we are encouraged by the trends we saw in April and May.”

The Company is also announcing it will present to investors attending the William Blair 40th Annual Growth Stock Conference on Wednesday, June 10, 2020, at 4:20pm ET. A webcast of this event will be available on PRA Group's Investor Relations website, https://ir.pragroup.com/events-and-presentations. A replay of the webcast will be available for 30 days at the same address.

About PRA Group, Inc.
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

About Forward-Looking Statements
Statements made herein which are not historical in nature, including PRA Group, Inc.’s or its management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

The forward-looking statements in this press release are based upon management's current beliefs, estimates, assumptions and expectations of PRA Group, Inc.’s future operations and financial and economic performance, taking into account currently available information. These statements are not statements of historical fact or guarantees of future performance, and there can be no assurance that anticipated events will transpire or that our expectations will prove to be correct. Forward-looking statements involve risks and uncertainties, some of which are not currently known to PRA Group, Inc. Actual events or results may differ materially from those expressed or implied in any such forward-looking statements as a result of various factors, including risk factors and other risks that are described from time to time in PRA Group, Inc.’s filings with the Securities and Exchange Commission including but not limited to PRA Group, Inc.’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, which are available through PRA Group, Inc.'s website and contain a detailed discussion of PRA Group, Inc.'s business, including risks and uncertainties that may affect future results.

Due to such uncertainties and risks, you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of today. Information in this press release may be superseded by future information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. Except as required by law, PRA Group, Inc. assumes no obligation to publicly update or revise its forward-looking statements contained herein to reflect any change in PRA Group, Inc.’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com